Caylent

Caylent is a container management platform that lets software developers easily build, deploy, and manage applications in their own cloud.

About
Terms
Financials
Filings
Discussion
Risks

Introducing Caylent

Caylent is a SaaS platform that lets software developers, DevOps, and systems engineers build, deploy, and manage containers inside highly available cloud environments.

Containers are the fastest growing cloud-enabling technology. The container technology market is projected to grow from $762M in 2016 to $2.7B by 2020, a 40% CAGR over the next 5 years.

As more businesses and enterprises shift workloads to the cloud and architect applications, containers and DevOps become first-rate citizens within the organization. Caylent is the bridge between legacy cloud management techniques and container-centric deployment practices that power modern software stacks.

Learn more about Caylent at https://caylent.com.

Be a part of Caylent

This is an offering of Common Stock, under registration exemption 4(a)(6), in Caylent, Inc.. This offering must raise at least $10,000 by July 17, 2017 at 4:00pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Caylent may issue additional securities to raise up to $100,000, the offering's *maximum*.

$0 raised

$10,000 target $100,000 maximum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,338,076 shares × $0.25 per share
= $2,584,519 implied valuation

Financials

Caylent is seeking to raise a minimum of $25,000 and up to $100,000 to be used for working capital.

If we exceed our target goal of $25,000 we will use the funds to:

Scale existing marketing efforts including inbound marketing, conference and tradeshow presence, and also experiment with new channels and customer acquisition strategies.

Our goal for Q3 and Q4 of 2017 is to begin monetizing our service by charging customers monthly recurring subscription fees for access to the Caylent platform. We will allocate some of the proceeds of this raise to build a payment and merchant processing system.

- Income statement
- Balance sheet
- Cash flow statement
- Change in equity statement
- Executive certification

Caylent's SEC filings

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

- Latest offering statement

Ask Caylent a question

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Understand the risks

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.